Exhibit 23.5

Consent of Independent Auditors

The Board of Directors

Windfield Holdings Pty Ltd:

We consent to the use of our report dated April 9, 2020, with respect to the consolidated statements of financial position of Windfield Holdings Pty Ltd and its subsidiaries as of December 31, 2019 and 2018, the related consolidated statements of profit or loss and other comprehensive income, changes in equity, and consolidated cash flow statements for each of the years then ended, and the related notes incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG

KPMG Perth

June 10, 2020